UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2002

CNET Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-20939	13-3696170
(Commission File Number)	(IRS Employer Identification Number)

235 Second Street
San Francisco, CA    94105

(Address of principal executive offices including zip code)

(415) 344-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

CNET Networks, Inc., the leading source of information and services for buyers, sellers, and suppliers of technology, today announced that it is aligning its organization around six key business categories, with a focus on enhancing service to the unique user, marketer and industry customers within each category. The business categories include business technology, commerce, downloads, gaming, international and channel.

The move, which is concurrent with an approximately 10-percent reduction from CNET Networks' current workforce of approximately 1,900, enables the company to further simplify its business structure as it continues toward achieving operating profitability for the second half of 2002.

"Over the past year, we have taken a series of steps to simplify our business model and reduce our cost structure as we align around our long-term business objectives, and continue toward our revenue growth and profitability goals," said Shelby Bonnie, chairman and chief executive officer of CNET Networks. "The move will enable us to provide the most innovative service to our customers, as we continue to aggressively target operating profitability in the second half of this year and position our business for significant growth as the technology and advertising markets improve."

CNET Networks also announced revised financial guidance for the second quarter of 2002. The company expects to report second quarter revenue of between $57 million and $58 million, compared to its previous guidance of $58 million to $63 million, and an operating loss before depreciation and amortization of between $15 million and $17 million, which includes approximately $7.0 million to $8.0 million of business realignment expenses consisting of severance payments ($4.5 million to $5.5 million), a real estate abandonment charge ($2.0 million) and contract termination costs ($0.5 million). Excluding business realignment expenses, the operating loss for the second quarter 2002 is expected to be within the company's previous guidance range of between $4 million and $11 million. The company expects a per share loss of $0.21 or $0.22 in the second quarter of 2002, including the after-tax business realignment expenses of $.04 to $.05 per share.

For the second half of 2002, CNET Networks expects to achieve break-even to positive operating profitability, defined as operating income before depreciation and amortization. The company is not providing or reiterating revenue or operating income (loss) guidance for the second half of 2002 at this time. CNET Networks will present second-half financial guidance when it reports financial results for the second quarter ending June 30th on Tuesday, July 23rd after 4:00 pm ET.

About CNET Networks, Inc.

CNET Networks, Inc. is the world's leading source of information and services for buyers, sellers and suppliers of technology, including IS/IT professionals, enterprise decision makers, executives, gamers and technology shoppers. As a top 10 Internet company with established Web sites throughout the United States, Europe and Asia, CNET Networks provides its award-winning content via the Web, wireless devices, broadband, radio and print. Its respected brand portfolio includes CNET, ZDNet, TechRepublic, mySimon, News.com, Download.com, GameSpot, Builder.com, Shopper.com, Computer Shopper magazine, CNET Radio, and CNET Channel.

# # #

This Item 9 includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements regarding the company's expected financial results in the second quarter and the second half of the year, as well as other statements throughout the release that are identified by the words "expect," "estimate," "target," "believe," "anticipate" "intend" and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward- looking statements, whether as a result of new information, future developments or otherwise. Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a continued or worsening slowdown in advertising spending on the Internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by continuing weakness in corporate or consumer spending, the failure of existing advertisers to meet their advertising commitments, or other factors; the need for further cost- reductions, which could increase severance costs and negatively impact operating income; the risk that cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the risk that cost-reduction efforts will result in a loss of revenues due to a decrease in resources dedicated to generating revenues; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense and dilute operating margins; the inability to attract new customers for the company's channel services products; disruption of our service due to the failure of key infrastructure providers or in connection with the transfer of our systems to new providers; and the failure of the company's users to adopt new paid service offerings. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2001; its Quarterly Report on 10-Q for the period ended March 31, 2002 and subsequent Forms 8- K, including disclosures under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2002

CNET Networks, Inc.

By:	/s/ DOUGLAS WOODRUM

Name: Douglas Woodrum
Title: Chief Financial Officer